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                                                                   Exhibit 21.01


                   LIST OF ESS TECHNOLOGY, INC.'S SUBSIDIARIES

        ESS Canada Holdings, Inc. - California

        ESS Technology Holdings, Inc. - California

        Netridium Communications, Inc. - California

        OSEE Technology, Inc. - California

        Platform Technologies, Inc. - California

        Video Core Technology, Inc. - California

        ESS Technology International, Inc. - Cayman Islands, B.W.I.

        Vsystems International, Inc. - Cayman Islands, B.W.I.

        Wei Shi Technology, Inc. - Cayman Islands, B.W.I

        ESS (Far East) Limited - Hong Kong

        ESS British Columbia Holdings, Inc. (a.k.a. Silicon Analog Corporation)
        - British Columbia

        Beijing ESS Electronics Technology Co., Ltd.